Exhibit 10.1

DATED

THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

and

BLUE WATER VACCINES

AGREEMENT FOR THE SPONSORSHIP OF A RESEARCH PROJECT

relating to BWV Influenza Vaccine

University reference: R52438CN002

THIS AGREEMENT is made BETWEEN

(1)	THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD, whose administrative offices are at Wellington Square, Oxford OX1 2JD (the “University”); and

(2)	BLUE WATER VACCINE, a company whose registered office is at 1013 Centre Rd, Suite 403-B New Castle Wilmington, Delaware, 19805, USA (the “Sponsor”),

each a “Party” and together the “Parties”.

BACKGROUND

(A)	The Sponsor wishes to sponsor the Project (as defined below), and the University is willing to undertake the Project, all in accordance with this Agreement.

(B)	The Parties intend that the Project will further the University’s pursuit of its charitable objects: the advancement of learning by teaching and research and its dissemination by every means.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the. following words shall have the following meanings:

“Arising Intellectual Property”	means all Intellectual Property that is identified or first reduced to practice or writing or developed in the course of the Project;

“Background Intellectual Property”	means all Intellectual Property except any Arising Intellectual Property that is (i) owned by, or licensed to, a Party; and (ii) provided by that Party for use by the other Party as part of the Project;

“Confidential Information”	means all technical, scientific or commercial information that is either:

(a)	provided by one Party to the other in connection with the Project and at the time of provision is marked or otherwise designated to show expressly that it is imparted in confidence; or

(b)	generated as part of the Project;

“Clinical Patient Care”	Means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Arising IP in the event that such Arising IP is capable of applications in a healthcare setting without further development.

“Control”	the ability to direct the affairs of another person, whether by virtue of the ownership of shares, by contract, or in any other way

“Field”	The development, manufacture and commercialisation of Influenza A Group 2 and Influenza B vaccines.

“Group Company”	any undertaking which for the time being Controls, or is Controlled by, the Sponsor or which for the time being is Controlled by a third person which also Controls the Collaborator

“Intellectual Property”	means patents, utility models, rights to inventions, plant variety rights, copyright and related rights, trade marks, business names and domain names, goodwill and the right to sue for passing off, rights in designs, rights in computer software, semi-conductor topography rights, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Noncommercial Use”	Means Academic and Research purpose and the purposes of Clinical Patient Care. This includes the right for the University to license the Arising IP to any of its collaborators in connection with and solely for the University’s Academic and Research Purposes; but does not include the right to grant to commercially exploit the Arising IP.

“License Agreement”	Means the Agreement dated 16th July 2019 between Oxford University Innovation Limited and Blue Water Vaccines Inc.

“Principal Investigators”	means Craig Thompson and Sunetra Gupta, or a successor appointed with the prior written agreement of the Parties;

“Project”	means the project described in Schedule 1, as amended from time to time with the prior written agreement of the Parties;

“Project Start Date”	means 01 January 2020;

“Publish” or “Publication”	means the publication of an abstract, article or paper in a journal qr an electronic repository, or its presentation at a conference or seminar;

“Research Purposes”	acts done for experimental purposes or to obtain regulatory approval for any generic or innovative medicinal product (including any clinical trial)

“Results”	all information, data, techniques, know-how, results, inventions, discoveries, software and materials (regardless of the form or medium in which they are disclosed or stored) identified or first reduced to practice or writing or developed in the course of the Project

“Sponsor’s Results”	the Results to the extent that they are directly related to the composition, characteristics, manufacture, development, enhancement or use of the Sponsor’s Background, the Sponsor’s Materials or the Sponsor’s Confidential Information.

“Territory”	Worldwide.

“University’s Results”	the Results not directly related to the Field to the extent that they are directly related to the composition, characteristics, manufacture, development, enhancement or use of the University’s Background or the University’s Confidential Information

1.2.	Clause and Schedule headings shall not affect the interpretation of this Agreement.

1.3.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4.	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5.	If there is an inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the main body of this Agreement shall prevail.

1.6.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7.	A reference to a statute or statutory provision is a reference to it as amended, extended .or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision;

1.8.	A reference to writing or written does not include e-mail.

1.9.	References to clauses and Schedules are to the clauses and Schedules of this Agreement.

1.10.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	THE PROJECT

2.1.	The Project will begin on the Project Start Date and shall continue until 31st December 2022 or until any later date agreed by the Parties in writing, or until this Agreement is terminated in accordance with its provisions (the “Project Period”). If this Agreement is entered into after the Project Start Date, it shall apply retrospectively to work carried out in relation to the Project on or after the Project Start Date.

2.2.	The University shall carry out the Project within the scope allowed by the Sponsor’s funding, but the University does not undertake that any research will lead to any particular result nor guarantee a successful outcome to the Project.

2.3.	The Project shall be carried out under the supervision of the Principal Investigators.

2.4.	The University shall provide the Sponsor with:

(a)	quarterly reports summarising the progress of the Project; and

(b)	a final written report on the Project within three months of expiry of this Agreement.

3.	FUNDING BY THE SPONSOR

3.1.	The Sponsor shall pay the University payments in respect of the Project on the dates and in the amounts set out at Schedule 2.

3.2.	All payments due under this Agreement:

(a)	are exclusive of value added tax, which where applicable shall be paid by the Sponsor to the University in addition;

(b)	shall be paid in pounds sterling (unless otherwise agreed by the Parties in writing) and to a bank account notified in writing by the University to the Sponsor; and

(c)	shall be made on the due date, failing which the University may charge interest on any outstanding amount on a daily basis at a rate equivalent to four per cent. (4%) per annum above the Barclays Bank pie base lending rate then in force in London.

3.3.	Unless otherwise agreed by the Parties in writing, the University shall own all equipment purchased or constructed using the funding provided by the Sponsor under this Agreement.

4.	CONFIDENTIALITY

4.1.	Neither Party shall, either during the Project Period or for three (3) years after the end of the Project Period:

(a)	except as provided for in this clause 4 (Confidentiality) and in clause 5 (Publication), disclose Confidential Information generated as part of the Project to a third party if such a disclosure would prejudice the rights of the other Party under this Agreement in relation to any Arising Intellectual Property; or

(b)	except as provided for in this clause 4 (Confidentiality) or as otherwise agreed in writing by the disclosing Party, disclose any other Confidential Information of the djsclosing Party to a third party, or use such Confidential Information for any purpose except carrying out the Project.

4.2.	The receiving Party may disclose any Confidential Information received from the disclosing Party to those of its officers, employees, agents, advisers and (in relation to the University) students who:

(a)	reasonably need to receive that Confidential Information for the purpose of carrying out the Project; and

(b)	have been informed by the receiving Party (i) of the confidential nature of the Confidential Information; and (ii) that the disclosing Party disclosed the Confidential Information to the receiving Party subject to written confidentiality obligations..

The receiving Party shall be liable to the disclosing Party for any breach of this Agreement by the receiving Party’s officers, employees, agents, advisers and students.

4.3.	The provisions of clause 4.1 shall not apply to Confidential Information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving Party in breach of this clause 4 (Confidentiality));

(b)	was available to the receiving Party on a non-confidential basis before disclosure by the disclosing Party;

(c)	was, is or becomes available to the receiving Party on a non-confidential basis from a person who, to the receiving Party’s knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party;

(d)	the Parties agree in writing is not confidential or may be disclosed;

(e)	is developed by or for the receiving Party independently of the information disclosed by the disclosing Party; or

(f)	the receiving Party is required by law, a court of competent jurisdiction or any governmental or regulatory authority to disclose.

4.4.	If a receiving Party receives a request under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004 to disclose any information that, under this Agreement, is the disclosing Party’s Confidential Information, the receiving Party shall notify the disclosing Party and shall consult with the disclosing Party promptly and before making any such disclosure. The disclosing Party shall respond to the receiving Party within ten (10) days after receiving the receiving Party’s notice if that notice requests the disclosing Party to provide information to assist the receiving Party to determine whether or not the requested information is exempt from disclosure under the Freedom of Information Act 2000 or an exception to disclosure under the Environmental Information Regulations 2004 applies.

5.	PUBLICATION

5.1.	Any employee or student of the University (whether or not involved in the Project) may, provided a Confidentiality Notice under this clause 5 (Publication) has not been given:

(a)	provided the procedure set out in clause 5.2 is followed, Publish the results of the Project including:

i.	any Background Intellectual Property of the Sponsor (unless it is the Sponsor’s Confidential Information); and

ii.	any of the Arising Intellectual Property; and

(b)	discuss work undertaken as part of the Project in University seminars, tutorials and lectures.

5.2.	During the Project Period and (unless this Agreement is terminated by the University for the Sponsor’s breach or insolvency) for twelve (12) months after the expiry or termination of this Agreement, the University shall submit to the Sponsor, in writing, details of any results of the Project that any employee or student of the University intends to Publish, at least thirty (30) days before the date of the proposed submission for Publication.

5.3.	The Sponsor may, by giving written notice (a “Confidentiality Notice”) to the University:

(a)	require the University to delay the proposed Publication for a maximum of three (3) months after receipt of the Confidentiality Notice if, in the Sponsor’s reasonable opinion, that delay is necessary in order to seek patent protection for any Arising Intellectual Property; or

(b)	require the University to delete from the proposed Publication any Confidential Information not generated as part of the Project and provided to the University by the Sponsor.

5.4.	The Sponsor must give any Confidentiality Notice within thirty (30) days after the Sponsor receives details of the proposed Publication. If the University does not receive such a Confidentiality Notice within that period, its employee or student may proceed with the proposed Publication, provided that, whether or not a Confidentiality Notice has been given, any Confidential Information not generated as part of the Project and provided to the University by the Sponsor may not be Published.

5.5.	Nothing in this Agreement shall prevent:

(a)	the submission for a degree of the University of a thesis or dissertation based on the results of the Project and the examination of such a thesis or dissertation by examiners appointed by the University; nor

(b)	the deposit of such a thesis or dissertation in the University’s libraries.

5.6.	The Sponsor acknowledges that the quality of the research conducted by the University is subject to assessment by Research England under the Research Excellence Framework (the “REF”). The Sponsor agrees to provide any information and/or materials in relation to the Project reasonably requested by the University for inclusion in its submissions as part of the REF (or any equivalent assessment exercise that replaces it).

6.	INTELLECTUAL PROPERTY

6.1.	Nothing in this Agreement shall affect the ownership of either Party’s Background Intellectual Property or in any other technology, design, work, invention, software, data, technique, Know-how, or materials which are not Results. No licence to use any Intellectual Property is granted or implied by this Agreement except the rights expressly granted in this Agreement, and those rights granted to Sponsor in the License Agreement.

6.2.	Each Party also hereby grants to the other a royalty-free, non-exclusive licence to use any Background Intellectual Property provided by a Party for use in the Project, solely for the purpose of carrying out the Project. Neither Party may grant any sub-licence to use the other’s Background except: that the Sponsor may allow any Group Company and any person working for or on behalf of the Sponsor or any Group Company to use the University’s Background for the purpose of carrying out the Project, and except those rights • granted by University under the License Agreement associated with the Applications (Schedule 3).

6.3.	The University will own the Intellectual Property Rights in the University’s Results, and the Sponsor will own the Arising Intellectual Property Rights in the Results.

6.4.	The University hereby grants to the Sponsor an exclusive option (the “Option”) to negotiate a licence to commercially exploit the University’s Results. The terms of the Option are as follows:

(a)	The Option shall be exerciseable at any time after the start of the Project Period and before the earlier of: (i) the date six months after the date on which the University notifies the Sponsor in writing of any patentable Arising Intellectual Property that is the subject of a filed patent application; (ii) the date six (6) months after the end of the Project Period (or a different date agreed by the Parties in writing); and (iii) the effective date of any termination of this Agreement (the “Option Period”).

(b)	The Option shall be exercised by the Sponsor giving notice in writing to the University. Following that notice, the Parties shall negotiate for a period of up to ninety (90) days (the “Negotiation Period”) in good faith the terms of a licence of the Arising Intellectual Property including any agreed royalty and other payment provisions.’

(c)	If the Parties are unable to agree the terms of a licence agreement during the Negotiation Period, despite negotiating in good faith, the Option shall lapse.

(d)	During the Option Period and any Negotiation Period, the University shall not license any third party to commercially exploit the Arising Intellectual Property without the prior written consent of the Sponsor.

(e)	If the Option Period expires or the Option lapses without a licence to commercially exploit the Arising Intellectual Property being granted to the Sponsor, the University shall be entitled to licence any third party to commercially exploit the Arising Intellectual Property.

6.5.	The University may fulfil its obligations under this clause 6 (Intellectual Property) through its technology transfer company Oxford University Innovation Limited.

6.6.	Notwithstanding anything else in this Agreement or any licence entered into pursuant to the Option Agreement, but subject to clause 6.8:

(a)	the University shall have the irrevocable right in perpetuity to:

i.	use the Arising Intellectual Property for research (including research funded by any third party) and teaching; and

ii.	license the Arising Intellectual Property for use in research and teaching undertaken in collaboration with the University; and

(b)	each University employee and student who works on the Project shall have the irrevocable right in perpetuity to use the Arising Intellectual Property for research, teaching and clinical care, even if their employment by or studies at the University comes to an end. The benefit conferred by this sub-clause is intended to be enforceable by the persons referred to in it.

7.	ANTI-BRIBERY

7.1.	Each Party shall comply with all applicable laws relating to anti-bribery and anti-corruption, including the Bribery Act 2010, in connection with its conduct under this Agreement.

8.	LIMITATION OF LIABILITY

8.1.	Neither of the Parties makes any representation or gives any warranty to the other that any advice or information given by it or any of its officers, employees, agents, advisers and students who Work or have worked on the Project, or the content or use of any Background Intellectual Property, Arising Intellectual Property, or materials, works or information provided in connection with the Project, will not constitute or result in any infringement of third party rights.

8.2.	Subject to clause 8.6, The Sponsor agrees to indemnify, and hold University harmless from and against any and all claims, damages and liabilities:

8.2.1.	Asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Results by Sponsor; and/or

8.2.2.	Arising directly or indirectly from any breach by the Sponsor of this Agreement.

8.3.	Sponsor undertakes to make no claim in connection with this Agreement or its subject matter against the Principal Investigators or any other officer, employee, agent, adviser and student of the University (apart from claims based on fraud or de_liberate default). This undertaking is intended to give protection to those individuals and is intended to be enforceable by each of them, but it does not affect any right which the Sponsor might have to claim against the University.

8.4.	Subject to clause 8.6, the liability of each Party to the other for any breach of this Agreement, any negligence, or arising in any other way out of the subject matter of this Agreement, the Project, and the results of the Project, will not extend to:

(a)	any indirect damages or losses; or

(b)	any loss of profits, loss of revenue, loss of data, loss of contracts or opportunity, whether direct or indirect,

even, in any such case, if the Party bringing the claim has advised the other of the possibility of those losses, or if they were within the other Party’s contemplation.

8.5.	Subject to clause 8.6, the aggregate liability of each Party to the other for all and any breaches of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project, and the results of the Project, will not exceed in total the funding to be provided by the Sponsor under clause 3 (Funding by the Sponsor).

8.6.	Nothing in this Agreement limits or excludes either Party’s liability for:

(a)	death or personal injury caused by negligence; or

(b)	any fraud or for any sort of other liability that, by law, cannot be limited or excluded.

9.	TERM AND TERMINATION

9.1.	This Agreement shall commence on the date when it has been signed by all the Parties and shall continue, unless terminated earlier in accordance with this clause 9 (Term and Termination), until the end of the Project Period.

9.2.	Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

(a)	the other Party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) days after being notified in writing to make such payment;

(b)	the other Party commits a material breach of any other term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of ninety (90) days after being notified in writing to do so;

(c)	the other Party repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement; or

(d)	the other Party becomes insolvent; an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction); an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the other Party’s assets or business; the other Party makes any composition with its creditors; or the other Party takes or suffers any similar or analogous action in consequence of debt.

9.3.	The University shall notify the Sponsor promptly in writing if at any time the Principal Investigators or any other key individual is unable or unwilling to continue to be involved in the Project. Within sixty (60) days after the date of that notice, the University shall be entitled to nominate a successor. The Sponsor shall not unreasonably decline to accept a nominated successor. Either Party may terminate this Agreement by giving ninety (90) days’ written notice to the other Party if no successor is nominated by the University or if the Sponsor has reasonably declined to accept a nominated successor.

10.	CONSEQUENCES OF TERMINATION

10.1.	On termination of this Agreement, the Sponsor shall (i) pay the University for all work done before termination; and (ii) reimburse the University for (a) all costs incurred and falling due for payment up to the date of the termination; and (b) all expenditure falling due for payment after the date of termination that arises from commitments reasonably and necessarily incurred by the University for the performance of the Project before the date of the notice of termination.

10.2.	On termination of this Agreement for any reason apart from the University’s breach or insolvency, the Sponsor will continue to reimburse the actual direct employment costs of employees who were appointed by the University to work on the Project before the service of the notice of termination, provided that the University takes all reasonable steps to minimise those costs. Reimbursement will continue until the effective date of termination of each staff contract or the date on which the Project was to have ended (whichever is the earlier). Those direct employment costs will include a proportion of any redundancy costs that have been incurred by the University as a direct result of the termination of this Agreement, that proportion to be calculated by dividing the individual’s involvement in the Project by the duration of their employment by the University.

10.3.	Termination of this Agreement by a Party shall not affect the rights and obligations of the Parties accrued before termination. The rights and obligations of the Parties set out in clauses 1 (Definitions and Interpretation), 3 (Funding by the Sponsor), 4 (Confidentiality), 5 (Publication), 6 (Intellectual Property), 7 (Limitation of liability), 9 (Termination), 10 (Consequences of termination) and 11 (General) shall survive termination or expiry of this Agreement.

11.	GENERAL

11.1.	Force majeure. Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement (other than an obligation to make a payment) if such delay or failure results from events, circumstances or causes beyond its reasonable control. In such circumstances, the affected Party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for six (6) months, the Party not affected may terminate this Agreement by giving thirty (30) days’ written notice to the affected Party.

11.2.	Assignment. Neither Party shall assign, delegate, sub-contract or otherwise transfer or deal in any or all of its rights and obligations under this Agreement without the prior written consent of the other Party.

11.3.	Announcements. Neither Party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority, any court or other authority of competent jurisdiction.

11.4.	No use of names or logos. Neither Party shall use the name or any logo of the other Party in any press release or product advertisement, or for any other promotional purpose, without the other Party’s prior written consent.

11.5.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties in relation to its subject matter and supersedes and extinguishes any prior oral or written agreement between them relating to that subject matter. Without limiting either Party’s liability for fraudulent misrepresentation or fraudulent concealment, each Party acknowledges that it has not entered into this Agreement on the basis of any representation, agreement, term or condition which is not set out in this Agreement.

11.6.	Costs. Except as expressly provided in this Agreement, each Party shall pay its own costs incurred in connection with the negotiation, preparation and execution of this Agreement.

11.7.	Variation. No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

11.8.	Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

11.9.	Severance. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall, to the minimum extent required, be deemed deleted from this Agreement without affecting the validity and enforceability of the rest of this Agreement. In the event of any such deletion, the Parties shall negotiate in good faith in order to agree the terms of an alternative provision that, to the greatest extent possible, achieves the intended commercial result of the deleted provision.

11.10.	Language. This Agreement is drafted in the English language. If this Agreement is translated into any other language, the English language version shall prevail.

11.11.	No partnership or agency. Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the Parties, or the relationship between them of principal and agent. Neither Party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other P;irty.

11.12.	Further assurance. At its own expense, each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform ..such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

11.13.	Notices. Any notice given to a Party under or in connection with this Agreement shall be: in writing and in English; sent by email and by post; and deemed to be received on the day of hand delivery, the business day after recorded delivery or the second business day after posting by first class post. Notices shall be addressed as follows:

(a)	Notices to the University: Head of Team Research Services, Science Team, 2nd Floor Robert Hooke Building, OX1 3PR, Oxford, with a copy to each of the Principal Investigators, Zoology Research and Administration Building, 11a Mansfield Rd,.Oxford OX1 3SZ, and the Director,’ Research Services, University Offices, Wellington Square, Oxford OX1 2JD; email: research.services@admin.ox.ac.uk (using in each case the following University reference: R52438CN002).

(b)	Notices to the Sponsor: Mr. Joe Hernandez, 1013Centre Rd, Suite 403- B New Castle Wilmington, Delaware, 19805, USA.

11.14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

11.15.	Third party rights. Unless this Agreement expressly provides otherwise, no one except a Party has any right to prevent the amendment or termination of, or to enforce any benefit conferred by, this Agreement.

11.16.	Dispute Resolution. If the Parties are unable to reach agreement on any issue concerning this Agreement or its subject matter with fourteen (14) days after one Party has notified the other Party of that issue, they shall refer the matter to the Director of Research Services in the case of the University, and to Mr. Joe.Hernandez in the case of the Sponsor in an attempt to resolve the issue within fourteen (14) days after the referral. A Party may bring proceedings in accordance with clause 11.18 (Jurisdiction) if the matter has not been resolved within that fourteen (14) day period, and a Party may ap)Jly to the court for an injunction, whether or not any issue has been referred for resolution under this clause 11.15 (Dispute Resolution).

11.17.	Governing law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

11.18.	Jurisdiction. Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), except that either Party may seek an interim injunction in any court of competent jurisdiction.

This Agreement has been entered Into on the date stated at the beginning of II.

SIGNED for and on behalf of THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

Name:	/s/ Dr. Dan Blakov
the Principal Investigators

Dr Dan Blakoy
Head of Research Services
Title:	(Science Area, Human111es. social Sitences-and-GbAM)
University of Oxford

Date:	18. Dec. 2019

SIGNED for and on behalf of	)
BLUE WATER VACCINES	)

Name:

Title:

Date:

ACKNOWLEDGED by	/s/ Sunetra Gupta
the Principal Investigators

Name:	SUNETRA GUPTA

Title:	PROFESSOR

Date:	8. Dec. 2019

ACKNOWLEDGED by	/s/ Craig Thompson

Name:	Craig Thompson

Title:

Date:	8/12/19

This Agreement has been entered into on the date stated at the beginning of it.

SIGNED for and on behalf of THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

Name:	/s/ Dr. Dan Blakov

Dr Dan Blakoy
Head of Research Services
Title:	(Science Area, Humarnilas, Suc!atsclenceoan<tG!cAM)
University of Oxford

Date:	18. Dec. 2019

SIGNED for and on behalf of	)
BLUE WATER VACCINES	)

Name:		/s/ Joe Hernandez

Title:

Date:		12/19/2019

ACKNOWLEDGED by
the Principal Investigators

Name:

Title:

Date:

ACKNOWLEDGED by
the Principal Investigators

Name:

Title:

Date:

Schedule 1: the Project

The funding over a three-year period will allow Dr Thompson to finalise the pre-clinical studies of the influenza vaccine.

The pre-clinical studies will involve analysis of the effect of the influenza vaccine in mice with and without artificial immunity. Dr Thompson will also optimise vaccine production using the Escherichia coli Rosetta 2 (DE3) strain and a multiple protein express system in a research laboratory environment. Dr. Thompson will analyse the VLP complex formed using size exclusion fractionation, and if possible, electron microscopy. Once complete, the influenza vaccine studies will be written up for submission to high impact journals. Research into the vaccines protection against potential pandemic avian and swine influenza strains will also be conducted over the three year period, which will help to further define and demonstrate the scope of the vaccine.

Pursuant to a separate agreement, Dr Thompson will liaise with Dr Brian Price (COO of Blue Water Vaccines) and the GMP production facility, Ology on a regular basis. Key issues to be determine will involve (i) identifying quality control assays to assess the production of the VLP at Ology, and (ii) assisting with the establishment of vaccine production specifically by assisting with ordering the cell line for production, DNA synthesis of protein sequences and expression constructs.

Dr Thompson will also provide the board with updates of vaccine development progress by liaising with Dr Price. Furthermore, Dr Thompson will also attend meetings and conferences relating to the business development of the company and commercialisation of the influenza vaccine as well as provide expertise in the licencing of new vaccine candidates.

Schedule 2: the Payment Schedule

The Sponsor shall pay £420,242.50 to University within 30 days of full execution of this Agreement, and/or no later than 31st of December 2019. The sum is exclusive of VAT, if applicable.

Payment by Sponsor shall be made to the account below, quoting reference

R52438CN002

Barclays Bank PLC, 54 Cornmarket Street, Oxford, OX1 3HS

Sort Code: 20 65 46

Account: 50051675

IBAN: GB37BARC20654650051675

SWIFT/BIG: BARCGB22

Schedule 3: Applications

Applications means:

A.	The patent applications OUI project 13709, the International Patent Application No. PCT GB2017/052510, OUI project 16867, OUI Project 16879 and OUI Project 16872.

B.	Any further applications in the Field that name the Principal Investigator as inventor to those applications.

C.	Any patents granted in response to those applications.

D.	Any addition, continuation, continuation in-part, division, re-issue, renewal or extension based on the Applications.